Exhibit 10.1

ASSET AND FRANCHISE AGREEMENT PURCHASE AGREEMENT

THIS ASSET AND FRANCHISE AGREEMENT PURCHASE AGREEMENT (“Agreement”) is made and entered into on August 15, 2019 (“Effective Date”), by and between The Joint Corp., a Delaware corporation (“TJC”), Well Adjusted Ventures, LLC, a California limited liability company (“Seller”), and Jim Burbach, an individual (the “Shareholder”). TJC, Seller, and Shareholder shall at times be collectively referred to as the “Parties.”

Background:

A.                 The Shareholder is the franchisee under a franchise agreement with TJC for The Joint franchise number 31125 known as Eastlake, and located at 884 Eastlake Parkway, Suite #1616, Chula Vista, CA 91914 (the “Subject Franchise”);

B.                  Seller and the Shareholder will sell to TJC, and TJC will purchase from Seller, all of Seller’s interest in the Subject Franchise and the “Franchise Agreement” (as defined below), on the terms and conditions set forth in this Agreement; and

C.                  The Shareholder owns all of the outstanding interests in the Seller.

D.                 The Parties, in conjunction with this Asset and Franchise Agreement Purchase Agreement, mutually desire to terminate the “Franchise Agreement” (as defined below) as set forth below. The Franchisee will surrender the Territory and mutually terminate the Franchise Agreement, other than Franchisee’s “Post-Termination Obligations” (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and undertakings herein contained and other valuable consideration, the adequacy of which is acknowledged by all Parties, the Parties hereby agree as follows:

1.	Purchase and Sale

(a)                Except as provided herein, at the “Closing" (as hereinafter defined in Section 5) of the transactions contemplated hereby, Seller and Shareholder shall sell, assign, transfer and deliver, or cause its affiliates to assign, transfer and deliver, to TJC, and TJC shall purchase and accept from Seller, Shareholder and/or their affiliates, the “Assets” (as defined below); free and clear of any and all liens, claims (including, without limitation, title claims and claims of taxing authorities), encumbrances, pledges, security interests or charges of any kind whatsoever, and shall assume the obligations only as specifically stated herein, for the purchase price set forth in Section 4 hereof.

(b)	For purposes of this Agreement, “Assets” shall mean:

(i)                 the franchise agreement between Seller and TJC dated September 28, 2012 for the Subject Franchise, as more particularly described in Schedule 1(b)(i) attached hereto as and made a part hereof, without any transfer fees (as amended, the “Franchise Agreement”);

(ii)       all of Seller’s interest in equipment, machinery, tools, maintenance supplies, fixed assets, office equipment, leasehold improvements, furniture, fixtures, inventories and supplies and other similar items of tangible personal property (together the “Personal Property”) used or held for use by Seller in the Subject Franchise, which is more particularly listed and described in Schedule 1(b)(ii) attached hereto and made a part hereof;

(iii)       all of Seller’s interest in any membership agreements, prepaid services packages and other agreements or arrangements Seller has made with patients of the Subject Franchise, together with any deposits or prepayments (for packages or otherwise) made by any patients covered by such agreements or arrangements to the extent related to services to be performed after Closing, which amount shall be computed by adding two components: 1) the value of such interest as of June 21 2019, which shall not exceed $15,000.00, and 2) one hundred percent (100%) of such interest accruing from June 22, 2019 through the Closing (hereinafter, the “Prepayment Balance”);

(iv)       the trademarks, trade names, copyrights and all other intellectual property rights of Seller associated with the Subject Franchise and all of Seller’s goodwill attributable to the Subject Franchise;

(v)       all telephone numbers and domain names associated with the Subject Franchise;

(vi)       copies of all medical records with respect to patients of the Subject Franchise and all documents and records in the possession of Seller pertaining to patients and employees of the Subject Franchise;

(vii)       to the extent transferable, all licenses, government approvals and permits and all other approvals and permits relating to the Subject Franchise;

(viii)       all of Seller’s interests as tenant (including leasehold improvements) under its leases for the premises occupied by the Subject Franchise, a copy of which is attached hereto as Exhibit A and made a part hereof (hereinafter, the “Lease”); and

(ix)       the agreements and contracts which TJC has expressly agreed to assume and which are listed on Schedule 1(b)(ix) (together, the “Assumed Contracts”).

(c)                Termination of Franchise Agreement. As of the Effective Date, the Parties hereby agree that effective as of the Effective Date, the Franchise Agreement, along with any addendums, amendments, exhibits, security agreements related to the Franchise Agreement, and all of the Parties’ rights and obligations thereunder, shall be terminated and of no further force and effect subject to the following: All obligations imposed upon Franchisee under this Termination and Release, and the Franchise Agreement that survive the termination, expiration or transfer of the Agreement, including but not limited to the “Post-Termination Obligations” and the “Survival Provisions” (without limitation Section 16 of the Franchise Agreement), shall survive and Franchisee agrees to comply with all such Post-Termination Obligations and Survival Provisions as applicable to each in accordance with the terms of the Franchise Agreement notwithstanding its termination. Notwithstanding the foregoing, the Post-Termination Obligations and Survival Provisions related to competition or covenants not-to-compete, shall not be enforced by Franchisor (excepting any usage of Trade Secrets, Confidential Information or the Marks as defined in the Franchise Agreement).

(d)                Lease Assignment. TJC agrees that contemporaneously with the executed assignment of the Lease from Seller to TJC, TJC shall: 1) remit to Seller the amount of $4,053.00, which is currently held by Landlord as a security deposit; and 2) remit to the Landlord the amount of $1,000.00 in payment of the Lease transfer fee.

2.	Excluded Assets

Notwithstanding anything to the contrary contained in this Agreement, it is expressly acknowledged by TJC that Seller will not be conveying to TJC (a) any cash, cash equivalents, working capital, or accounts receivable (other than accounts receivable under membership agreements or other arrangements described in Section 1(b)(iii) above for periods after Closing), (b) any of the proceeds of the transaction described in this Agreement, (c) the items listed on the attached Schedule 2, and (d) any other assets, properties or rights of Seller owned or used by Seller but not used in or directly related to the Subject Franchise (collectively, the “Excluded Assets”).

3.	No Assumption of Liabilities

Except as expressly provided in this Agreement, TJC shall not assume any debts, liabilities or obligations of Seller or its shareholders, members, affiliates, officers, employees or agents of any nature, whether known or unknown, fixed or contingent, including, but not limited to, debts, liabilities or obligations with regard or in any way relating to any contracts (including, without limitation, any of the following: (i) employment agreements; (ii) stock transfer agreements; (iii) medical direction agreements; (iv) that certain “Management Agreement” dated _________________ by and between Seller and _________________________; or (v) any other documents related to the business, leases for real or personal property, trade payables, tax liabilities, disclosure obligations, product liabilities, liabilities to any regulatory authorities, liabilities relating to any claims, litigation or judgments, any pension, profit-sharing or other retirement plans, any medical, dental, hospitalization, life, disability or other benefit plans, any stock ownership, stock purchase, deferred compensation, performance share, bonus or other incentive plans, or any other similar plans, agreements, arrangements or understandings which Seller, or any of its affiliates, maintain, sponsor or are required to make contributions to, in which any employee of Seller participates or under which any such employee is entitled, by reason of such employment, to any benefits (collectively the (“Excluded Liabilities”). For the avoidance of doubt, any liability under any lease for real property for the Subject Franchise, whether or not assumed by TJC, for the period before Closing, shall be an Excluded Liability. However, any liability for periods after Closing under any assigned lease for real property for a Subject Franchise shall not be an Excluded Liability.

4.	Payment of Purchase Price

(a)                The purchase price to be paid by TJC for the Assets (the “Purchase Price”) is Three Hundred Twenty-Five Thousand Dollars and No/100 ($325,000.00), subject to adjustment as set forth in Section 4(d);

(b)                TJC will pay to Seller the amount of $300,000.00 in cash by business check within one (1) day of Closing, less the following items: (i) any amounts to be paid to third parties in connection with the satisfaction of liens or security interests affecting the Assets; (ii) any amounts required to be paid to the landlord in connection with the assignment of the Lease; (iii) that portion of the Prepayment Balance that was sold and collected after June 1, 2019 and is still outstanding; and (iv) any outstanding or accrued royalties, advertising contributions and other fees under the Franchise Agreement through the “Closing Date” (as hereinafter defined in Section 5) (collectively, the “FA Fees”);

(c)                Subject to Section 4(d) below, the $25,000.00 balance of the Purchase Price (the “Purchase Price Balance”) shall be paid by TJC to Seller ninety (90) calendar days after the Closing Date (the “Purchase Price Balance Due Date”); and

(d)                Within ninety (90) days after Closing Date, the Purchase Price Balance shall be adjusted by appropriate pro-rations for rent, state and local real estate taxes and transfer taxes, sales tax, service and utility contracts, any merchant card collections on account of the Subject Franchise only for periods after the Closing, balance of any security deposit held by the landlord under the Lease that transfers to TJC, and/or FA Fees, payroll and employee related payments related to the Subject Franchise in respect of periods prior to Closing (the “Adjustments”). The Parties shall cooperate to determine the amounts of the Adjustments, and shall use commercially reasonable efforts to determine amounts within sixty (60) days after Closing Date and shall reimburse the other party as necessary and as detailed below. The agreed amount of the Adjustments shall be documented by a written calculation signed by the Parties hereto (the “Adjustment Agreement”). In the event that the Parties agree that the Adjustments in favor of Seller are greater than the Adjustments in favor of TJC, TJC shall remit the net amount of Adjustments to Seller along with the remittance of the Purchase Price Balance on the Purchase Price Balance Due Date. In the event that the Parties agree that the Adjustments in favor of TJC are greater than the Adjustments in favor of Seller, the Purchase Price Balance shall be reduced by the net amount of the Adjustments. Any Adjustments received by TJC following the ninety (90)-day period shall be remitted to the Seller by written notice within sixty (60) days of TJC’s receipt, upon which Seller shall remit to TJC the amount of those Adjustments within thirty (30) days of such written notice.

5.	Closing

Subject to the satisfaction or waiver of the conditions described in Sections 9 and 10, the Closing of the transactions described herein shall take place on or about August 15, 2019, but in any event no later than August 19, 2019, at such time as the Parties agree, and shall occur at the offices of TJC. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date.” At the Closing, Seller shall deliver, or cause its affiliates to deliver, such bills of sale, assignments, certificates and other documents and instruments as may reasonably be requested by TJC to carry out the transfer and assignment to TJC of the Assets, including execution of the “Bill of Sale and Assignment,” attached hereto at Exhibit B. Following the Closing, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing or regulatory authority, all information, records or documents relating to tax obligations and regulatory compliance matters of Seller for all periods on or prior to the Closing Date, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations and extensions thereof.

6.	Representations, Warranties and Covenants of Seller and the Shareholder

Seller and Shareholder hereby jointly and severally represent and warrant to TJC as follows, and further memorialized hereto at Exhibit D – Seller’s Certificate:

(a)       Organization. Seller is a corporation duly organized and validly subsisting under the laws of the State of California, and each has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b)       Authority. Seller is not a party to, subject to, or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by all required corporate, limited liability company or limited partnership action of Seller. All other actions (including all action required by state law and by the organizational documents of Seller) necessary to authorize the execution, delivery and performance by Seller of this Agreement, the bills of sale transferring the Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by Seller. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by Seller and the Shareholder (and assuming the due execution and delivery by the other parties), this Agreement and such other documents and instruments will be the valid and legally binding obligations of Seller and the Shareholder, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 6(b), no authorization, consent, approval or other order of, declaration to or filing with any third party, including any governmental body or authority is required for the approval or consummation by Seller or the Shareholder of the transactions contemplated by this Agreement. Seller and the Shareholder agree that assignment of the Lease shall not be subject to or contingent upon any novation or any release of any principal obligor or guarantor thereunder.

(c)                Taxes. Seller has filed when due in accordance with all applicable laws (or properly and timely filed an extension therefor) all tax returns required under applicable statutes, rules or regulations to be filed by it. As of the time of filing, such returns were accurate and complete in all material respects. All taxes due with respect to Seller and the Assets, and all additional assessments received, have been paid. Seller is not delinquent in the payment of any such tax and none has requested any extension of time within which to file any tax return, which return has not since been filed. There are no federal, state, local or other tax liens outstanding on any of the Assets being sold hereunder.

(d)                Title to and Condition of Assets. Seller has good and marketable title to (or, with respect to any Assets that are leased, a valid leasehold interest in) all of the Assets to be acquired by TJC at the Closing, free from any liens, adverse claims, security interest, rights of other parties or like encumbrances of any nature. The Assets consisting of physical property are in good condition and working order, normal wear and tear excepted, and function properly for their intended uses.

(e)                Compliance with Laws. To the best of Seller’s and Shareholder’s knowledge, neither Seller nor the Subject Franchise is in violation of, nor are they or any of them subject to any liability in respect of, any federal, state, county, township, city or municipal laws, codes, regulations or ordinances (including without limitation those relating to environmental protection, health, hazardous or toxic substances, fire or safety hazards, occupational safety, labor laws, employment discrimination, subdivision, building or zoning) with respect to the conduct of the Subject Franchise, nor has Seller received any notices of investigation or violation pertaining to any such matters. To the best of Seller’s and Shareholder’s knowledge, Seller has, and all professional employees or agents of Seller have, all licenses, franchises, permits, authorizations or approvals from all governmental or regulatory authorities required for the conduct of the Subject Franchise and neither Seller nor the professional employees or agents of Seller have violated any such license, franchise, permit, authorization or approval or any terms or conditions thereof.

(f)                 Litigation. There is no action, suit or proceeding pending, threatened against or affecting the Assets, or relating to or arising out of, the ownership or operation of the Assets, including claims by employees of the Subject Franchise.

(g)                Employees. Schedule 6(g) attached hereto contains a complete and correct list of the name, position, current rate of compensation and any vacation or holiday pay and any other compensation arrangements or fringe benefits, of each current employee of Seller who is directly employed in the Subject Franchise (collectively, the “Employees”). Seller and Shareholder hereby agree to terminate all of the Employees as of the Closing Date and pay any and all compensation due the Employees through the Closing Date; including, but not limited to, all base pay, hourly pay, bonuses and commission, vacation and sick time, and any severance obligations.

(h)                Contracts. Seller has delivered to TJC copies of any and all material contracts, leases, agreements, software licensing agreements, or commitments, unless customarily kept in non-physical, non-pdf format or other digital document format, with respect to the Assets or the Subject Franchise. Except as set forth in Schedule 6(h), no consent or approval of any third party is required for the assignment to TJC of any contracts that TJC is assuming pursuant to Sections 1(b)(iii), (vi), (vii), (viii), and (ix).

(i)                 Financial Statements. Seller has delivered to TJC the financial statements for the Subject Franchise as of and for the calendar years 2017, 2018 and 2019 (through July) (collectively, the “Financial Statements”). The Financial Statements fairly present and will fairly present the financial position and results of operations of the Subject Franchise as of and for the periods presented.

(j)                 Claims. Neither Seller, Shareholder, nor any other person who holds or has ever held a direct or indirect interest in the Subject Franchise has any claim, demand, or cause of action for damages of any kind whatsoever, whether known or unknown, against TJC or its officers, directors, employees, attorneys, agents, successors and assigns by reason of any event, occurrence or omission arising under, or relating to, the Subject Franchise.

(k)                Pre-Closing Operations. Until such time as the Subject Franchise has been transferred and assigned to TJC, Seller and the Shareholder shall continue to operate the Subject Franchise in a commercially reasonable manner (including without limitation, engaging in the sale of any products or packages at discounted amounts, or other revenue “stuffing” activities), consistent with the respective franchise agreement, and neither the Seller nor any of the Shareholder shall take any actions or operate the Subject Franchise in such a way as to cause or precipitate any diminution in their prospective, post-closing sales or any material shift in their prospective, post-closing revenue streams.

(l)                 Due Diligence Request. Seller agrees and acknowledges that TJC delivered the Due Diligence Request attached hereto at Exhibit E. Seller further warrants, represents and covenants that it has disclosed all material disclosures, documentation and information responsive to the Due Diligence Request.

7.	TJC’s Representations and Warranties

TJC represents and warrants to Seller and the Shareholder as follows:

(a)                Organization of TJC. TJC is a corporation duly organized and validly subsisting under the laws of the state of Delaware, and TJC has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b)                Authorization. TJC is not a party to, subject to or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by TJC’s Board of Directors. All other actions (including all action required by state law and by the organizational documents of TJC) necessary to authorize the execution, delivery and performance by TJC of this Agreement, the Note, the bill of sale transferring the Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by TJC. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by TJC, this Agreement and such other documents and instruments will be the valid and legally binding obligations of TJC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)                No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority, including, without limitation, with respect to environmental matters, is required for the consummation by TJC of the transactions contemplated by this Agreement.

(d)                No Violation of Other Agreements. Neither the execution and delivery of this Agreement nor compliance with the terms and conditions of this Agreement by TJC will breach or conflict with any of the terms, conditions or provisions of any agreement or instrument to which TJC is or may be bound or constitute a default thereunder or result in a termination of any such agreement or instrument.

(e)                Financial Capability. TJC will have at Closing, sufficient internal funds available to pay the Purchase Price and any fees or expenses incurred by TJC in connection with the transactions contemplated hereby.

8.	Pre-Closing Events

(a)                General. Pending Closing, the Parties shall use commercially reasonable efforts to take all actions that may be necessary to close the transaction in accordance with the terms of this Agreement (but TJC shall not be required to waive any of the TJC Closing Conditions, and Seller and the Shareholder shall not be required to waive any of the Seller Closing Conditions).

(b)                Conduct of Business. Pending Closing, Seller and the Shareholder shall:

(i)                 conduct the business of the Subject Franchise in the ordinary course and use commercially reasonable efforts, in consultation with (but without being bound by) TJC’s transition management team personnel, to maintain and grow the business of the Subject Franchise and to preserve their goodwill and advantageous relationships with patients, employees, suppliers and other persons having business dealings with the Subject Franchise. In clarification of the foregoing, Seller and Shareholder hereby acknowledge and agree that they shall not sell “Heavily Discounted Prepaid Packages” (defined herein) from the Subject Franchise from June 1, 2019 until the Closing Date. “Heavily Discounted Prepaid Packages” shall mean prepaid packages that are priced below the average pricing Seller and Shareholder sold prepaid packages at the Subject Franchise during the preceding two years; and

(ii)               not take any affirmative action that results in the occurrence of an event of default under any contract or agreement to which Seller is a party and take any reasonable action within Seller’s control that would avoid the occurrence of such default.

(c)	Access to Information. Pending Closing, Seller and the Shareholder shall:

(i)                 afford TJC and its representatives (including its lawyers, accountants, consultants and the like) reasonable access during normal business hours, but without unreasonable interference with operations, to the Seller’s books and records and other documents relating to the Subject Franchise;

(ii)               respond to reasonable inquires by TJC and its representatives regarding Seller;

(iii)             cause Seller to furnish TJC and its representatives with all information and copies of all documents concerning Seller that TJC and its representatives reasonably request;

(iv)              deliver to TJC, Seller’s financial statements for the period between July 1, 2019 and the end of the last full month before Closing; and

(v)                otherwise cooperate with TJC in its due diligence activities.

(d)                Notice of Developments. Pending Closing, Seller and the Shareholder shall promptly give notice to TJC of:

(i)                 any fact or circumstance of which Seller or Shareholder becomes aware that causes or constitutes a material inaccuracy in or material breach of any of Seller’s or Shareholder’s representations and warranties in Section 6 as of the date of this Agreement;

(ii)               any fact or circumstance of which Seller or a Shareholder becomes aware that would cause or constitute a material inaccuracy in or material breach of any of Seller’s or the Shareholder’s representations and warranties in Section 6 if those representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; or

(iii)             the occurrence of any event of which Seller or Shareholder becomes aware that reasonably could be expected to make satisfaction of any TJC Closing Condition impossible or unlikely.

(e)                Supplements to Schedules. Pending Closing, Seller may supplement or correct the Schedules to this Agreement as necessary to insure their completeness and accuracy. No supplement or correction to any Schedule or Schedules to this Agreement shall be effective, however, to cure any breach or inaccuracy in any of the representations and warranties; but if TJC does not exercise its right to terminate this Agreement under Section 12 and closes the transaction, the supplement or correction shall constitute an amendment of the Schedule or Schedules to which it relates for all purposes of this Agreement.

9.	TJC Closing Conditions

Except as provided herein, TJC’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “TJC Closing Conditions”) at or prior to Closing:

(a)       Seller’s and the Shareholder’s representations, warranties and covenants in Section 6, as qualified or limited by any exceptions in the Schedules to Section 6, are true, correct and fulfilled on the Closing Date as if made at and as of Closing (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date);

(b)       Seller and the Shareholder have executed and delivered all of the documents and instruments that they are required to execute and deliver or enter into prior to or at Closing, and have performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that they are required to perform, comply with or satisfy at or prior to Closing, and Seller and the Shareholder shall have delivered to TJC properly executed and notarized releases (in form and substance acceptable to TJC, in its sole and absolute discretion) from any and all third parties from whom waivers, releases and/or approvals are necessary (in TJC’s sole and absolute discretion) to effectuate the transfer of the Assets to TJC free and clear of any and all third party interests, claims, liens or security interests;

(c)       no material adverse change in the Seller’s assets, financial condition, operations, operating results or prospects relating to the Subject Franchise has occurred since the date of this Agreement;

(d)       no suit has been initiated or threatened by a third party that challenges or seeks damages or other relief in connection with the transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the transaction;

(e)	Seller has obtained and delivered to TJC all consents listed on Schedule 6(h);

(f)       Seller has terminated all of the Employees as of the Closing Date and paid all wages, bonuses, commissions, vacation and sick pay, benefits and any applicable severance to such Employees as of the Closing Date; and TJC has reached satisfactory rehiring terms with those of the Employees it wants to retain going forward, with such determination to be made in TJC’s sole and absolute discretion;

(g)       Seller has obtained consents to the assignment of, and estoppel letters under, the Lease attached hereto as Exhibit A, relating to the premises of the Subject Franchise, in a form reasonably acceptable to TJC.

(h)       TJC has received the approval of its Board of Directors to close the transaction contemplated by this Agreement;

(i)         TJC has completed its due diligence activities under Section 8 above to its satisfaction, with such determination to be made in TJC’s sole and absolute discretion;

(j)       The Seller and the Shareholder have executed and delivered, in a form reasonably acceptable to TJC, releases of all Claims against TJC, its officers, directors, employees, attorneys, agents, successors and assigns, arising prior to the Closing, in form and substance acceptable to TJC in its sole discretion; and

(k)       Seller has delivered payoff letters and releases of security interests or liens from any secured lenders or lessors.

TJC may waive any condition specified in this Section 9 by a written waiver delivered to Seller or Shareholder at any time prior to or at Closing.

10.	Seller’s Closing Conditions

Seller’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “Seller’s Closing Conditions”) at or prior to Closing:

(a)       TJC’s representations and warranties in Section 7 were true and correct as of the date of this Agreement and are true and correct on the Closing Date as if made at and as of Closing;

(b)       TJC has executed and delivered all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing, and has performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing; and

(c)       no suit has been initiated or threatened by a third party since the date of this Agreement that challenges or seeks damages or other relief in connection with the transaction or that could seek to prevent the transaction.

Seller may waive any condition specified in this Section 10 by a written waiver delivered to TJC at any time prior to or at Closing.

11.	Non-Competition; Non-Solicitation; Confidentiality

(a)                Definitions. Wherever used in this Section 11, the term “TJC” shall refer to TJC and any affiliate, subsidiary, or any successor or assign of TJC. Wherever used in this Section, the phrase “directly or indirectly” includes, but is not limited to, acting, either personally or as principal, owner, shareholder, member, employee, independent contractor, agent, manager, partner, joint venturer, consultant, or in any other capacity or by means of any corporate or other device, or acting through the spouse, children, parents, brothers, sisters, or any other relatives, friends, invitees, agents, or associates of any of the undersigned parties. Wherever used in this Section, the term “employees” shall refer to employees of TJC; any affiliate, subsidiary, or any successor or assign of TJC; and any franchisee of TJC existing as of the date of this Agreement and, to the extent allowable by law, any other person that has been an employee (as defined above) in the twelve (12) months preceding the date of this Agreement. Whenever used in this Section, the term “Confidential Information” shall be defined as provided in Section 9 of Seller’s, and Shareholder’s franchise agreement with TJC, which provisions are hereby incorporated by reference and shall expressly further include any audio or video recordings possessed by Seller and/or Shareholder of conversations between TJC’s employees and both Seller and/or Shareholder. “Confidential Information” shall also include the terms of this Agreement, and any related communications or negotiations thereto; unless the disclosure of such information shall be required of the Parties for the purposes of tax or legal disclosures.

(b)                Consideration. The undersigned parties acknowledge that consideration for this Agreement has been provided and is adequate.

(c)                Need for this Agreement. The undersigned parties recognize that in the highly competitive business in which TJC and its affiliates and franchisees are engaged, preservation of Confidential Information is crucial and personal contact is important in securing new franchisees and employees, and retaining the goodwill of present franchisees, employees, customers, and suppliers. Personal contact is a valuable asset and is an integral part of protecting the business of TJC. Seller and the Shareholder recognize that each of them has had substantial contact with TJC’s employees, customers, consultants, vendors and suppliers and Confidential Information. For that reason, Seller and the Shareholder may be in a position to take for his, her or its benefit the goodwill TJC has with its employees and customers (patients) and Confidential Information now or in the future. If Seller or the Shareholder at any time after Closing takes advantage of such Confidential Information or goodwill for their own benefit, then the competitive advantage that TJC has created through its efforts and investment will be irreparably harmed.

(d)                Non-Competition with TJC. Seller and the Shareholder agree that, for thirty six (36) months following the date of Closing, neither Seller nor the Shareholder, will have any direct or indirect interest (e.g., through a spouse, common law or otherwise) as a disclosed or beneficial owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any Chiropractic Business located or operating within twenty-five (25) miles of any chiropractic clinic currently or within such thirty-six (36) month period owned by TJC or operated by a TJC third party independent franchisee. The term “Chiropractic Business” means any business which derives more than Ten Thousand Dollars ($10,000.00) of revenue per year from the performance of chiropractic or related services, or any business which grants franchises or licenses to others to operate such a business, with the sole exception of (i) a regional developer license granted by TJC or (ii) a franchise operated under a franchise agreement with TJC.

(e)                Non-Solicitation of TJC’s Employees. Seller and Shareholder agree that for twelve (12) months after the date of this Agreement, it, he or she will not directly or indirectly: (a) induce, canvas, solicit, or request or advise any employees, suppliers, vendors or consultants of TJC, or any TJC franchisee or affiliated professional corporation to accept employment with any person, firm, or business that competes with any business of TJC or any TJC franchisee or affiliated professional corporation; or (b) induce, request, or advise any employee of TJC or TJC franchisee or affiliated professional corporation to terminate such employee’s relationship with TJC or any TJC franchisee or affiliated professional corporation; or (c) disclose to any other person, firm, partnership, corporation or other entity, the names, addresses or telephone numbers of any of the employees of TJC or any TJC franchisee or affiliated professional corporation, except as required by law.

(f)                 Non-solicitation of TJC’s Customers (Patients). Seller and Shareholder each agrees that for thirty six (36) months after the date of this Agreement, it, he or she will not directly or indirectly: (a) induce, canvas, solicit, or request or advise any customers of TJC or any TJC franchisee or affiliated professional corporation to become customers of any person, firm, or business that competes with any business of TJC or any TJC franchisee or affiliated professional corporation; or (b) induce, request or advise any customer of TJC or any TJC franchisee or affiliated professional corporation to terminate or decrease such customer’s relationship with TJC or any TJC franchisee or affiliated professional corporation; or (c) disclose to any other person, firm, partnership, corporation or other entity, the names, addresses or telephone numbers of any of the customers of TJC or any TJC franchisee or affiliated professional corporation, except as required by law.

(g)                Confidential Information. Seller and Shareholder agree at all times following the date of this Agreement, to hold the Confidential Information in the strictest confidence and not to use such Confidential Information for Seller’s or Shareholder’s personal benefit, or the benefit of any other person or entity other than TJC, or disclose it directly or indirectly to any person or entity without TJC’s express authorization or written consent. Seller and the Shareholder fully understand the need to protect the Confidential Information and all other confidential materials and agree to use all reasonable care to prevent unauthorized persons from obtaining access to Confidential Information at any time.

(h)                Tolling. To ensure that TJC will receive the full benefit of this Section 11, the provisions of Subsections (d), (e) and (f) of this Section 11 will shall be extended by a length of time equal to (i) the period during which Seller or Shareholder is in violation of Seller or the Shareholder’s agreements under such Subsections, and (ii) without duplication, any period during which litigation that TJC institutes to enforce the Seller or Shareholder’s agreements under such Subsections is pending (to the extent that Seller or Shareholder is in violation of Seller’s or Shareholder’s agreements under such Subsections during this period).

(i)                 Non-Disparagement: Each of the Parties expressly covenant and agree not to make any false representations, or to defame, disparage, discredit or deprecate any of the other Parties or otherwise communicate with any person or entity in a manner intending to damage any of the other Parties, the business conducted by any of the other Parties, or the reputation of any of the other Parties. For purposes of clarity, the obligations in this Section apply to all methods of communications, including the making of statements or representations through direct verbal or written communication as well as the making of statements or representations on the Internet, through social media sites or through any other verbal, digital or electronic method of communication. The obligations in this Section also prohibit the Parties from indirectly violating this Section by influencing or encouraging third parties to engage in activities that would constitute a violation of this Section if conducted directly by one of the Parties.

12.       Termination

(a)       This Agreement may be terminated by TJC, upon notice to Seller and the Shareholder, if prior to or at Closing:

(i)       Seller or Shareholder defaults in the performance of any of their material obligations under this Agreement and the default is not cured within five business days after TJC gives notice of the default to Seller and the Shareholder; or

(ii)       any TJC Closing Condition is not satisfied as of August 15, 2019, or satisfaction of any TJC Closing Condition is or becomes impossible (other than as a result of TJC’s breach of or failure to perform its obligations under this Agreement), and TJC does not waive satisfaction of the condition; or

(iii)       Closing does not occur on or before August 15, 2019 (other than as a result of TJC’s breach of or failure to perform its obligations under this Agreement).

(b)       This Agreement may be terminated by Seller or the Shareholder, upon notice to TJC, if prior to or at Closing:

(i)       TJC defaults in the performance of any of its material obligations under this Agreement and the default is not cured within five Business Days after Seller or Shareholder gives notice of the default to TJC;

(ii)       any Seller Closing Condition is not satisfied as of August 15, 2019, or satisfaction of any Seller Closing Condition is or becomes impossible (other than as a result of Seller’s, or Shareholder’s breach of or failure to perform their obligations under this Agreement) and Seller does not waive satisfaction of the condition; or

(iii)       Closing has not occurred by August 15, 2019 (other than as a result of Seller’s, or Shareholder’s breach of or failure to perform their obligations under this Agreement); or

(c)       This Agreement may be terminated by the written agreement of the Parties.

(d)       The right of termination under this Section 12 is in addition to any other rights that a party may have under this Agreement or otherwise, and a party’s exercise of its right of termination shall not be considered an election of remedies. Notwithstanding the termination of this Agreement pursuant to this Section 12, the Parties’ confidentiality obligations under Section 11(g) shall survive termination and continue indefinitely.

13.       Indemnification of TJC

(a)       Subject to Sections 15 and 16, Seller and the Shareholder agree, jointly and severally, to indemnify TJC against and hold TJC harmless from:

(i)       any loss, liability, damage, cost or expense, including reasonable attorneys’ fees and cost of investigation (“Loss”) that TJC (or its directors, representatives, affiliates, employees, subsidiaries, and other related parties or individuals) may suffer or incur that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by Seller or Shareholder in Section 6 of this Agreement;

(ii)       any Loss that TJC may suffer or incur that is caused by, arises out of or relates to Seller’s or Shareholder’s breach of or failure to perform any of their covenants and obligations in this Agreement in any material respect; or

(iii)        any Loss that TJC may suffer or incur that is caused by, arises out of or relates to the assertion against TJC of an Excluded Liability.

Claims asserted by TJC under subsections (i), (ii) and (iii) above are hereinafter referred to as TJC’s “Indemnification Claim(s).”

(b)       The benefit of the indemnification obligations of Seller and the Shareholder under this Section 13 shall extend to the respective officers, directors, employees and agents of TJC and its affiliates.

14.       Indemnification of Seller and the Shareholder

(a)       Subject to Sections 15 and 16, TJC agrees to indemnify Seller and the Shareholder against and hold each of them harmless from:

(i)       any Loss that Seller or the Shareholder may suffer or incur that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by TJC in Section 7 of this Agreement;

(ii)       any Loss that Seller or the Shareholder may suffer or incur that is caused by, arises out of or relates to TJC’s breach of or failure to perform any of its obligations in this Agreement in any material respect; or

(iii)       any Loss that Seller or the Shareholder may suffer or incur that is caused by, arises out of or relates to TJC’s operation of the Subject Franchise after Closing.

Claims asserted by Seller or the Shareholder under subsections (i), (ii) and (iii) above are hereinafter referred to as Sellers’ or the Shareholder’s “Indemnification Claim(s).”

(b)       The benefit of TJC’s indemnification obligation under this Section 14 shall extend to the heirs and legal representatives of Seller and the Shareholder.

15.       Threshold and Cap

(a)       In respect of TJC’s assertion of an Indemnification Claim under Section 13(a)(i), TJC shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $5,000.00. If this threshold is reached, TJC may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 13(a)(i) without regard to any threshold. The maximum aggregate amount for which TJC may assert Indemnification Claims under Section 13 shall be the Purchase Price, unless insurance coverage applies that provides additional coverage amounts. No threshold or cap shall apply, however, in the case of any Loss caused by, arising out of or relating to any fraud or intentional misrepresentation.

(b)       In respect of Seller’s and/or a Shareholder’s assertion of an Indemnification Claim under Section 14(a)(i), Seller and/or the Shareholder shall not be entitled to indemnification until the aggregate amount for which indemnification is sought collectively exceeds $5,000.00. If this threshold is reached, Seller and the Shareholder may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 13(a)(i) without regard to any threshold. The maximum aggregate amount for which Seller and/or the Shareholder may assert Indemnification Claims under Section 14 shall be the Purchase Price, unless insurance coverage applies that provides additional coverage amounts. No threshold shall apply, however, in the case of any Loss caused by, arising out of or relating to any fraud or intentional misrepresentation.

(c)       No threshold shall apply to TJC’s assertion of an Indemnification Claim under Sections 13(a)(ii) or (iii) or to Seller’s or Shareholder’s assertion of an Indemnification Claim under Sections 14(a)(ii) or (iii).

16.       Survival

(a)       An Indemnification Claim under Sections 13(a)(i) and 14(a)(i) may be asserted at any time prior to the third anniversary of the Closing Date, with the exception that:

(i)       an Indemnification Claim under Section 13(a)(i) in respect of any inaccuracy in or breach of any of the representations and warranties in Section 6(c) (“Taxes”) may be asserted at any time prior to the expiration of the applicable statute of limitation; and

(ii)       an Indemnification Claim under Section 13(a)(i) in respect of any inaccuracy in or breach of any of the representations and warranties in Sections 6(b) (“Authority”) and 6(d) (“Title to and Condition of Assets”), may be asserted at any time without limit, but only as to Indemnification Claims related to title to Assets, not the condition of Assets.

(b)        An Indemnification Claim under Sections 13(a)(ii) and (iii) and Sections 14(a)(ii) and (iii) may be asserted at any time prior to ninety (90) days after the expiration of the applicable statute of limitation.

17.       Notice of Indemnification Claim

(a)       The indemnified party may assert an Indemnification Claim by giving written notice of the Indemnification Claim to the indemnifying party. The indemnified party’s notice shall provide reasonable detail of the facts giving rise to the Indemnification Claim and a statement of the indemnified party’s Loss or an estimate of the Loss that the indemnified party reasonably anticipates that it will suffer. The indemnified party may amend or supplement its Indemnification Claim at any time, and more than once, by written notice to the indemnifying party.

(b)       If or to the extent that the Indemnification Claim is not in respect of a Third-Party Suit, Section 18 shall apply. If or to the extent that the Indemnification Claim is in respect of a Third-Party Suit, Section 19 shall apply.

18.       Resolution of Claims

(a)       If the indemnifying party does not object to an Indemnification Claim during the 30-day period following receipt of the indemnified party’s notice of its Indemnification Claim, the indemnified party’s Indemnification Claim shall be considered undisputed, and the indemnified party shall be entitled to recover the actual amount of its indemnifiable loss from the indemnifying party, subject to the threshold, if any, in Section 15(a) or (b).

(b)       If the indemnifying party gives notice to the indemnified party within the 30-day objection period that the indemnifying party objects to the indemnified party’s Indemnification Claim, the indemnifying party and the indemnified party shall attempt in good faith to resolve their differences during the 30-day period following the indemnified party’s receipt of the indemnifying party’s notice of its objection. If they fail to resolve their disagreement during this 30-day period, either of them may unilaterally submit the disputed Indemnification Claim for non-binding arbitration before the American Arbitration Association in Phoenix, Arizona in accordance with its rules for commercial arbitration in effect at the time, which shall be a condition precedent to seeking resolution of the disputed Indemnification Claim before any court of competent jurisdiction. The award of the arbitrator or panel of arbitrators may include attorneys’ fees to the prevailing party. The prevailing party may enforce the award of the arbitrator or panel of arbitrators in any court of competent jurisdiction.

19.       Third Party Suits

(a)       Indemnified party shall promptly give notice to indemnifying party of any suit, demand, or claim by a third person against indemnified party, for which indemnified party is entitled to indemnification under Section 13(a) (a “Third Party Suit”), which may be given by notice of an Indemnification Claim in respect of the Third-Party Suit. Indemnified party’s failure or delay in giving this notice shall not relieve indemnifying party from its indemnification obligation under this Section 19(a) in respect of the Third-Party Suit, except to the extent that indemnifying party suffers or incur a loss or is prejudiced by reason of indemnified party’s failure or delay.

(b)       Indemnified party shall control the defense of any Third-Party Suit. Indemnifying party shall be entitled to copies of all pleadings and, at its expense, may participate in, but not control, the defense and employ its own counsel. Indemnifying party shall in any event reasonably cooperate in the defense of the Third-Party Suit.

(c)       Indemnified party’s settlement of a Third-Party Suit shall also be binding on indemnifying party, in the same manner as if a final judgment in the amount of the settlement had been entered by a court of competent jurisdiction, if, as part of the settlement, indemnifying party receives a binding release providing that any liability of indemnifying party in respect of the Third-Party Suit is being satisfied as part of the settlement. Indemnified party shall give indemnifying party at least thirty (30) days’ prior notice of any proposed settlement, and during this thirty (30)-day period indemnifying party may reject the proposed settlement and instead assume the defense of the Third-Party Suit if:

(i)       the Third-Party Suit seeks only money damages and does not seek injunctive or other equitable relief against indemnified party;

(ii)       Indemnifying party unconditionally acknowledges in writing to indemnified party that indemnifying party is obligated to indemnify indemnified party in full in respect of the Third-Party Suit (except for any matters that are not subject to indemnification under this Agreement);

(iii)       the counsel chosen by indemnifying party to defend the Third-Party Suit is reasonably satisfactory to indemnified party;

(iv)       Indemnifying party furnishes indemnified party with security reasonably satisfactory to indemnified party to assure that indemnifying party have the financial resources to defend the Third-Party Suit and to satisfy their indemnification obligation in respect of the Third-Party Suit;

(v)       Indemnifying party actively and diligently defends the Third-Party Suit; and

(vi)       Indemnifying party consults with indemnified party regarding the Third-Party Suit at indemnified party’s reasonable request.

If indemnifying party assumes the defense of the Third-Party Suit, indemnified party shall be entitled to copies of all pleadings and, at its expense, may participate in, but not control, the defense and employ its own counsel.

(d)       Indemnifying party may settle a Third-Party Suit in which, indemnifying party controls the defense only if the following conditions are satisfied:

(i)       the terms of settlement do not require any admission by indemnifying party or indemnified party, in respect of any matters subject to indemnification under Sections 13 or 14 of this Agreement, that in indemnified party’s reasonable judgment would have an adverse effect on indemnified party; and

(ii)       as part of the settlement, indemnified party receives a binding release providing that any liability of indemnified party in respect of the Third-Party Suit is being satisfied as part of the settlement.

(e)       Indemnified party’s failure to defend a Third Party Suit shall not relieve indemnifying party of its indemnification obligation under Section 13 or Section 14 of this Agreement if indemnified party gives indemnifying party at least thirty (30) days’ prior notice of indemnified party’s intention not to defend the Third Party Suit and affords indemnifying party the opportunity to assume the defense without having to satisfy the conditions in Section 19(c) for assuming the defense.

20.       Expenses

Each party shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the closing of this transaction, including the process of determining and paying the amount of the Adjustments under Section 4(d) above. In the event of termination of this Agreement prior to Closing pursuant to Section 12, each Party’s obligation to pay its own expenses shall be subject to any right of recovery as a result of a default under this Agreement by the other party.

21.       Schedules

Nothing in any Schedule to Section 6 shall be considered adequate to constitute an exception to the related representation and warranty in Section 6 unless the Schedule describes the relevant facts in reasonable detail. Any exception in a Schedule to Section 6 shall be considered an exception to any other representation and warranty in Section 6 to which the exception relates if it is reasonably apparent on its face that the exception in question relates to such other representation and warranty.

22.       Parties’ Review

Any knowledge acquired by a party (or that should have been or could have been acquired) as a result of any due diligence or other review or investigation in connection with the negotiation and execution of this Agreement and the closing of the transaction shall not limit that party’s right to rely on the other party’s representations and warranties in this Agreement or circumscribe that party’s entitlement to indemnification under this Agreement.

23.       Publicity

Any public announcement or similar publicity regarding this Agreement or the transaction shall be issued only as, when and in the manner and form that TJC determines.

24.       Notices

(a)       All notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, or personal delivery, as follows:

(i)       if to Seller, to or in care of:

Well Adjusted Ventures, LLC

_______________________________________

________________________________________

(iii)       If to the Shareholder:

Jim Burbach

1441 9th Ave., Unit 805

San Diego, CA 92101

(iii)       if to TJC, to:

The Joint Corp.

16767 N. Perimeter Dr. Suite 240

Scottsdale, AZ 85260

Attention: Jorge Armenteros

with a required copy to:

Aaron Gagnon, Esq.

Warshawsky Seltzer, PLLC

9943 East Bell Road

Scottsdale, AZ 85260

(b)       A notice sent by certified or registered mail shall be considered to have been given five business days after being deposited in the mail. A notice sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. A party may change its address for purposes of this Agreement by notice in accordance with this Section 24.

25.       Further Assurances and Cooperation

(a)       The parties agree to (i) furnish to one another other such further information, (ii) execute and deliver to one another such further documents and (iii) do such other acts and things that any party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to in this Agreement. The Parties acknowledge that TJC may be required to conduct audits of the financial statements of the businesses operated using the Assets, and the Seller and the Shareholder agree to cooperate with TJC and to provide it with any information reasonably available to the Seller and the Shareholder to assist TJC and its representatives in conducting such audits. For forty-five (45) days following the Closing, Seller and Shareholder shall provide to TJC such assistances as TJC reasonably requests to help ensure a smooth and orderly transition of ownership of the Subject Franchise.

(b)       The Parties acknowledge that TJC may be required by applicable laws and regulations to include financial statements and information relating to the Subject Franchise in TJC’s financial statements, and TJC may be required to perform audits of the Subject Franchise’s financial statements. Accordingly, the Seller and the Shareholder agree to cooperate with TJC and to provide it with any information reasonably available to the Seller and the Shareholder to assist TJC and its representatives in obtaining such financial statements, conforming such financial statements to applicable accounting standards and conducting such audits (Seller’s and the Shareholder’s “Section 25(b) Duties”). Such information includes, but is not limited to, the financial books, records and work papers of Seller.

26.       Waiver

The failure or any delay by any party in exercising any right under this Agreement or any document referred to in this Agreement shall not operate as a waiver of that right, and no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right. All waivers shall be in writing and signed by the party to be charged with the waiver, and no waiver that may be given by a party shall be applicable except in the specific instance for which it is given.

27.       Entire Agreement

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with (i) the Exhibits, (ii) the Schedules and (iii) the Parties’ Closing Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the party to be charged with the amendment.

28.       Assignment

No party may assign any of its rights under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, TJC may assign its rights, interests and duties under this Agreement and all ancillary documents to a third party TJC franchisee (who desires to step in to the shoes of TJC and complete the transaction contemplated by this Agreement) without the necessity of obtaining any consent of Seller or Shareholder.

29.       No Third-Party Beneficiaries

Nothing in this Agreement shall be considered to give any person other than the parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors, permitted assigns, heirs and legal representatives.

30.       Construction

(a)       All references in this Agreement to “Section” or “Sections” refer to the corresponding section or sections of this Agreement.

(b)       All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires.

(c)       Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(d)       The captions of articles and sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

31.       Severability

The invalidity or unenforceability of any term or provision, or part of any term or provision, of this Agreement shall not affect the validity and enforceability of the other terms and provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision, or part, had been omitted. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is too broad, such provision shall be interpreted to be only as broad as is enforceable.

32.       Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

33.       Governing Law

This Agreement shall be governed by the internal Laws of the State of Arizona, without giving effect to any choice of law provision or rule (whether of the State of Arizona or any other state) that would cause the laws of any state other than the State of Arizona to govern this Agreement.

34.       Binding Effect

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of parties and their respective heirs, legal representatives, successors and permitted assigns.

[Signatures follow below]

IN WITNESS WHEREOF, the Parties hereto affix their signatures and execute this Agreement as of the Effective Date.

“Seller”		“TJC”

WELL ADJUSTED VENTURES, LLC, a		The Joint Corp., a Delaware corporation
California liability company

By:	/s/ James Burbach	By:	/s/ Peter Holt
Print:	James Burbach		Peter Holt, Chief Executive Officer
Title:	Managing Member

“Shareholder”

JIM BURBACH

/s/ James Burbach
Jim Burbach, individually

Signature Page to Asset Purchase Agreement